Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan
President & CEO (978) 725-7555
LSB Corporation Announces Second Quarter 2008 and Year-to-Date Financial Results,
Increases Its Quarterly Cash Dividend, Earnings Up 17% Over Prior Year
NORTH ANDOVER, MA, — (MARKET WIRE) — July 24, 2008 — LSB Corporation (NASDAQ-LSBX) (the “Company”) today announced second quarter 2008 net income of $943,000, or $0.21 per diluted share, as compared to net income of $832,000, or $0.18 per diluted share, for the second quarter of 2007. Net income for the six months ended June 30, 2008, totaled $1.9 million, or $0.41 per diluted share, which represents an increase of 16.5% over net income of $1.6 million, or $0.34 per diluted share for the year-to-date period ended June 30, 2007.
The largest factors in the improvement of quarterly results for 2008 were the 14.7% growth in total assets since December 31, 2007, the corresponding increase in net interest income of $381,000 and an increase of $76,000 in other non-interest income mainly attributable to the increase in the cash surrender values of the bank-owned life insurance assets purchased in June and July of 2007. The improvement in the year-to-date results for 2008 was attributable to an increase in net interest income of $496,000, an increase in other non-interest income of $216,000 and a decrease in salaries and benefits expense of $110,000. These factors more than offset the effects of the decline in the Company’s net interest margin.
The Company recorded a provision for loan losses of $400,000 in the second quarter of 2008 as compared to $155,000 recorded for the second quarter of 2007. The increase in the provision for loan losses in 2008 is due to the continued and sustained corporate and retail loan growth rather than deterioration of credit quality. Net loan charge-offs totaled 4 basis points for the first six months of 2008 as compared to 1 basis point in 2007.
The Company’s net interest margin decreased to 2.53% for the first six months of 2008 from 2.84% for the first six months of 2007. The decrease in the net interest margin is caused by assets repricing lower more quickly than liabilities as the general level of interest rates fall. This downward pressure on margins has been offset in part by a shift in the mix of assets as higher yielding loans replace investments.
Total assets increased by $91.1 million from December 31, 2007 to $712.8 million as of June 30, 2008. The 2008 increase reflected both sustained, local loan growth and an increase in the investment portfolio.
As of June 30, 2008, loans totaled $409.6 million, an increase of $51.5 million from December 31, 2007. The corporate loan portfolio increased by $31.5 million in the first six months while the retail loan portfolio increased by $20.0 million over the same period.
As of June 30, 2008, non-performing loans totaled $1.5 million while the allowance for loan losses, as a proportion of total loans, equaled 1.28% as compared to $1.5 million and 1.34%, respectively, as of December 31, 2007. Non-performing assets totaled $2.1 million and $1.5 million as of June 30, 2008 and December 31, 2007, respectively, and reflects the deterioration from a single commercial real estate loan that the Company placed on nonaccrual status even though it was not 90 days past due. There are no other corporate loans past due in excess of 30 days and only a negligible amount of retail loan delinquencies as of June 30, 2008.
Total deposits increased $50.2 million from December 31, 2007 and totaled $372.3 million as of June 30, 2008. The Bank’s focus on attracting and retaining core deposits has produced favorable results in 2008. Money market and savings accounts increased by $23.4 million during the first six months of 2008 and certificates of deposit increased by $22.4 million, of which $15.0 million came from increased brokered certificates of deposit, over the same period. Total borrowed funds increased during the first six months of 2008 by $42.1 million or 17.9% and totaled $277.5 million as of June 30, 2008. The increase in total borrowed funds and deposits was used to support the Company’s balance sheet growth.
President and CEO Gerald T. Mulligan stated, “Since our biggest challenge has been increasing local deposits, I am pleased by growth in total deposits. Especially noteworthy is the core deposit increase of $27.8 million, or over 18%, in the first six months of 2008. Loan growth continued in the quarter with total loans increasing by $51.5 million since December 31, 2007. While there is much discussion nationally about a “credit crunch” exacerbating a distressed real estate market, RiverBank has increased its residential real estate lending to local homebuyers by over $20 million in the first six months of 2008. Lastly, I am especially pleased to report that increased earnings allow both an increase in shareholder dividends and a continuation of the stock repurchase program.”
The Company also announced today a quarterly cash dividend of $0.15 per share, an increase of $.01, to be paid on August 21, 2008 to shareholders of record as of August 7, 2008. This dividend represents a 7% increase in dividends and a 4.45% annualized dividend yield based on the closing stock price of $13.49 on July 23, 2008.
Under the previously approved common stock repurchase program, the Company has repurchased 154,976 shares, or approximately 3% of the Company’s outstanding common stock, at an average cost of $16.12 per share. The timing and amount of future stock repurchases will depend upon market conditions, securities law limitations and other corporate considerations. The Company has not placed any time limit on the repurchase program.
Press releases and SEC filings can be viewed on the internet at our website www.RiverBk.com/press-main.html or www.RiverBk.com/stockholder-info.html, respectively.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through its sole subsidiary, River Bank (the “Bank”). The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire. The Bank has obtained all regulatory approvals to establish a new full-service banking office in Derry, New Hampshire and expects to open in the latter part of 2008.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.

LSB Corporation
Select Financial Data
(unaudited)

	Three months ended		Six months ended
(For the periods ending)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Performance ratios (annualized):
Efficiency ratio	62.98%	67.18%	63.65%	68.19%
Return on average assets	0.55%	0.59%	0.56%	0.58%
Return on average stockholders equity	6.26%	5.68%	6.15%	5.51%
Net interest margin	2.54%	2.81%	2.53%	2.84%
Interest rate spread (int. bearing only)	2.16%	2.24%	2.11%	2.26%

Dividends paid per share during period	$0.14	$0.14	$0.28	$0.28

(At)	June 30, 2008	Dec. 31, 2007	June 30, 2007

Capital Ratio:
Stockholders equity to total assets	8.29%	9.70%	10.01%
Leverage ratio	8.63%	9.72%	10.69%

Risk Based Capital Ratio:
Tier one	12.20%	13.45%	14.39%
Total risk based	13.27%	14.53%	15.46%

Asset Quality:
Allowance for loan losses as a percent of total loans	1.28%	1.34%	1.36%
Non-performing loans as a percent of total loans	0.36%	0.43%	0.05%
Non-performing assets as a percent of total assets	0.30%	0.24%	0.00%

Per Share Data:
Book value per share	$13.26	$13.35	$12.61
Tangible book value per share (excludes accumulated other comp. income or loss)	$13.36	$13.26	$13.11
Market value per share	$15.24	$16.00	$16.79

LSB CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

(At)	June 30, 2008	Dec. 31, 2007	June 30, 2007

Retail loans	$123,787	$103,796	$92,838
Corporate loans	285,832	254,317	240,320

Total loans	409,619	358,113	333,158

Allowance for loan losses	(5,238)	(4,810)	(4,517)

Investments available for sale	255,401	230,596	200,167
FHLB stock	11,683	10,185	10,185

Total investments	267,084	240,781	210,352
Federal funds sold	13,067	56	14,762
Other assets	28,267	27,511	25,368

Total assets	$712,799	$621,651	$579,123

Core deposits	$177,634	$149,801	$156,590
Term deposits	194,646	172,282	158,122

Total deposits	372,280	322,083	314,712
Borrowed funds	277,463	235,351	203,043
Other liabilities	3,995	3,919	3,409

Total liabilities	653,738	561,353	521,164

Common stock	445	452	460
Additional paid-in capital	59,413	60,382	61,569
Retained earnings (loss)	(326)	(934)	(1,782)
Accumulated other comprehensive income (loss)	(471)	398	(2,288)

Total stockholders’ equity	59,061	60,298	57,959

Total liabilities and stockholders’ equity	$712,799	$621,651	$579,123

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
(For the period ended)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Interest income	$9,560	$8,511	$18,843	$16,604
Interest expense	5,335	4,667	10,730	8,987

Net interest income	4,225	3,844	8,113	7,617
Provision for loan losses	400	155	505	215

Net interest income after provision for loan losses	3,825	3,689	7,608	7,402
Other non-interest income	510	434	1,004	788
Salary & employee benefits expense	1,631	1,616	3,270	3,380
Other non-interest expense	1,351	1,258	2,533	2,351

Total non-interest expense	2,982	2,874	5,803	5,731
Net income before income taxes	1,353	1,249	2,809	2,459
Income tax expense	410	417	950	863

Net income	$943	$832	$1,859	$1,596

Basic earnings per share	$0.21	$0.18	$0.41	$0.35
Diluted earnings per share	$0.21	$0.18	$0.41	$0.34

End of period shares outstanding	4,454,941	4,596,617	4,454,941	4,596,617

Average shares outstanding:
Basic	4,459,710	4,602,331	4,476,523	4,600,241
Diluted	4,481,803	4,630,419	4,500,074	4,629,626